Exhibit 99.2

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

CORPORATE PARTICIPANTS

Joe Sanderson Sanderson Farms, Inc. - Chairman and CEO

Mike Cockrell Sanderson Farms, Inc. - Treasurer and CFO

Lampkin Butts Sanderson Farms, Inc. - President and COO

CONFERENCE CALL PARTICIPANTS

Farha Aslam Stephens Inc. - Analyst

Ken Goldman JPMorgan - Analyst

Kenneth Zaslow BMO Capital Markets - Analyst

Adam Samuelson Goldman Sachs - Analyst

Brett Hundley BB&T Capital Markets - Analyst

Michael Piken Cleveland Research Company - Analyst

Andrew Hendel Beach Point Capital Management - Analyst

Akshay Jagdale KeyBanc Capital Markets - Analyst

Francesco Pellegrino Sidoti & Company - Analyst

Jeremy Scott CLSA Americas, LLC - Analyst

PRESENTATION

Operator

Good day and welcome to the Sanderson Farms second-quarter 2015 conference call. Today’s call is being recorded. At this time, for opening remarks and introductions, I would like to turn the call over to the Chairman and Chief Executive Officer, Mr. Joe Sanderson. Please go ahead, sir.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Thank you. Good morning and welcome to Sanderson Farms second-quarter conference call. We issued a news release this morning announcing net income of $71.2 million or $3.13 per share for our second fiscal quarter of 2015. This compares to net income of $51 million or $2.21 per-share during last year’s second quarter.

I will begin the call with some general observations. But before I do, I will ask Mike to give the cautionary statement regarding forward-looking statements.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Joe, and good morning, everyone. This morning’s call will contain forward-looking statements about the business, financial condition, and prospects of the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. Those risks and uncertainties are described in our most recent annual report on Form 10-K and in the Company’s quarterly report on Form 10-Q filed this morning with the SEC. Also, they are included in our press release published this morning. Those documents are available on our website at www.sandersonfarms.com.

You are cautioned not to place undue reliance on the forward-looking statements made this morning, and each statement speaks only as of today. We undertake no obligation to update or to revise our forward-looking statements. External factors affecting our business, such as grain cost, market prices for poultry meat, and the health of the economy, among others, remain volatile. And our view today might the very different from our view a few days from now.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Thank you, Mike. Lower grain costs and continued good demand for chicken drove our results during our second fiscal quarter. Our sales volume of fresh and frozen chicken was up by 10.6% compared to last spring’s volume and reflect heavier birds and new production in Palestine. Our feed cost per pound for fresh chicken processed decreased $0.039 per pound during the quarter compared to last year’s second quarter, and our net sales price per pound per chicken sold was down by $0.018 per pound during this year’s second fiscal quarter when compared to last year.

Despite the slight decrease in overall selling prices, market prices continue to reflect good demand for chicken products. The Georgia dock price remains at a record high and reflects excellent demand for chicken at retail grocery stores. During calendar 2014 chickens sold at retail grocery stores increased 2.7% in pounds compared to 2013 and 6.7% in value. And that trend is continuing into 2015.

Chicken remains an attractive option to high-priced beef, and retailers have not yet passed through the lower wholesale prices for pork. When that happens, pork prices might be more competitive with chicken prices. But we expect continued good retail grocery store demand for chicken this summer.

In addition to excellent demand at retail grocery stores, we are able to say for the first time since 2008 that demand in food service is also improving. Store traffic and same-store sales at most food-service concepts have been higher since November, with the exception of weather-impacted February. According to the U.S. Census Bureau, consumers in the United States spent 9.1% more in food and drinking establishments during the first calendar quarter of 2015 compared to 2014, and that represents the largest quarterly increase since 1993.

While quoted market prices for boneless breast meat remain below the $2 per pound we saw the last two summers, demand and pricing are good. Dark meat is another story. Export demand remains under pressure for several reasons including politics, avian influenza, economic factors, and the strength of the US dollar. Some countries continue to ban product from the United States pending a solution to the AI outbreak. Some, such as Russia and to some extent China, have banned product for political reasons. Some, like Angola and other countries heavily dependent on oil in their economy, have fewer dollars to spend on chicken. Finally, the strength of the dollar is weighing on many countries’ ability to afford United States goods. The result of all these things is a weak export market and weak dark meat pricing. We expect all of these factors to weigh on the export market for the foreseeable future.

Prices paid per bushel of corn and per ton of soybean meal were lower during the quarter compared to last year’s second fiscal quarter. The result was that our feed costs and flocks processed were lower. Planting progress is now ahead of historical averages, and while getting seeds in the ground doesn’t mean a lot for future grain prices and feed cost, it is a necessary first step in realizing a good crop. Given where futures prices closed yesterday on the Chicago Board of Trade, had we priced all of our needs through the end of the fiscal year at yesterday’s close, cash, corn, and soybean milk prices during fiscal 2015 would be $156 million lower than a year ago. This number does not include the additional volume of grain we will need to purchase this year to feed the additional chickens we have on the ground in Palestine. These lower costs would translate into a savings of almost $0.045 per pound of chicken for the year.

In addition to our cost, we will be closely watching the chicken markets and production numbers. Weekly egg sets continue to trend higher than a year ago, and the breeding flock is getting larger. There has been a significant amount of discussion, one might even say anxiety, regarding the recent increase in pullet placements and what that increase might mean for future chicken supplies. Like others, we believe at least a portion of the additions to the breeder flock are related to the export of hatching eggs to Mexico and that at least some of the eggs produced by the larger breeder flock will not result in an increase in domestic production. Exactly what portion of the larger breeder flocks is earmarked for Mexico would be a guess.

In addition to the export issue, at least a portion of the larger breeder flock represents a shift to a different breed with a lower rate of lay. However, despite the fact that a portion of the breeder flocks is earmarked for export demand and a portion of the larger flock will replace hens that are more productive, the bottom line is the industry is expanding. That certainly does not surprise us, and expansion is a natural response to the margins the industry has experienced the past two years.

We have continue to believe the industry will process between 3% and 4% more head of chickens during 2015 and that weight gains will add another 3% to pounds. As for 2016, we will know about that when we get there. We continue to believe at some point the industry will run into a processing capacity ceiling, but we cannot say for certain where that ceiling is.

Despite higher production numbers, prices have held up well. Assuming the industry can produce another 2.5% to 3% more head of chickens in 2016 before hitting the processing wall, it is possible the market can absorb that production. Beef prices will remain elevated next year. The macroeconomic improvements this year are primarily because of lower-priced gasoline and a slight improvement in employment numbers. Wages, however, have not improved significantly and labor participation rates remain low. Should those numbers improve in 2016, it is possible the increased supply will not necessarily mean oversupply. We will know that when we get there.

I mentioned the impact of avian influenza on export markets. And I continue to believe the impact on our export markets is our industry’s primary risk with respect to AI. Our industry historically does a good job with biosecurity. And given the relatively short life cycle of a chicken versus a turkey, chickens are not as vulnerable to the virus. That does not mean our flocks are free from risk, but we do believe the primary risk is a market risk. We will remain on guard and will continue to stress the importance of strict adherence to our biosecurity program to our growers and to our employees.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Much has been written and discussed in recent weeks regarding the production and use of antibiotic-free chicken. In response to the announcement by several large users of chicken that they will move to antibiotic-free chicken over time, several processors in our industry have responded that they, too, will move to the production of antibiotic-free products.

After very deliberate, careful, and measured consideration of this issue, we informed our customers last week that we will continue our responsible use of antibiotics when prescribed by our veterinarians. This decision is based on animal welfare, environmental considerations, and food safety. First, we believe we have a moral obligation to care for the animals under our stewardship. Just as our vets do not compromise there oath to relieve the suffering of animals, our obligation to care for the animals under our care is not subject to compromise.

It is instructive to us that this discussion has revolved primarily around chickens, and no one, to our knowledge, has suggested that other species be denied care and medicine. It seems to us that if an animal is sick and its suffering would be relieved from the use of FDA-approved antibiotics, it does not matter if it is a chicken, cow, hog, or household pet. That animal should be treated.

We also have a commitment to environmental stewardship. Sick chickens do not perform well. When a chicken gets sick, it takes longer to reach market weight. It takes more feed to produce a pound of meat and it just performs poorly. Because its performance decreases, it takes more water, more feed, electricity, natural gas, and other resources to raise the bird. More feed means more acres, more water, and more fertilizer to grow grain. Given the number of animals on the ground in the United States for food production, even small changes in the performance of those animals could have a significant negative environmental impact. Simply stated, neglecting the health of our chickens is inconsistent with our environmental sustainability goals and our commitment to the judicious use of water and other natural resources.

Finally, healthy chickens are safe chickens. In our judgment and based on the experience in Europe, unhealthy chickens are more likely to carry higher loads of Salmonella, Campylobacter and E. coli. Our Company and our industry have made great strides in recent years to reduce these bacteria, and that work is in jeopardy if we neglect bird health.

Like everyone else, we understand the anxiety created by fear of antibiotic resistance caused by the misuse and overuse of antibiotics. We also are aware that there has been no credible scientific evidence that supports the notion that antibiotic resistance in humans is made more likely because of the use of antibiotics in chickens. Indeed, because of withdrawal periods mandated by the FDA, there are no antibiotic residues in chicken meat marketed in the United States. And in that sense, all chicken is antibiotic-free.

We will continue to work with our pharmaceutical suppliers to find alternatives to antibiotics important in human health, and we are committed to using alternatives when they become available. But until such alternatives are developed, we will treat the animals under our care as needed with antibiotics approved for use in chickens by the FDA.

I’m pleased to report that the startup of our Palestine, Texas facility continues to go well. I believe the successful startup reflects the success of our training program which prepared young managers to run the new operations. While startup has gone well, wet weather has put us slightly behind building chicken houses. We have commitments from all the growers we need, but because we have fallen behind getting houses built, we will likely delay the move to 900,000 birds per week, originally targeted for November. We will begin moving to 600,000 birds per week in July, as originally scheduled.

We continue to train managers to start operations at our new facilities in St. Pauls. The permitting process continues there and we plan to start construction on the new facilities in June. That will put us on schedule to open the new facilities during our fourth fiscal quarter of 2016.

At this point, I will turn the call over to Lampkin for a more detailed discussion of the market and our operations during the second quarter.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Thank you, Joe, and good morning. As Joe mentioned, market prices for poultry products were mixed during the quarter when compared to our second quarter last year. The average Georgia dock price during our second-quarter was 8.1% higher than last year’s second quarter, averaging $1.14 per pound during the quarter compared to $1.06 per pound last year. The Georgia dock price for this week is $1.16 per pound, which compares to $1.095 per pound for the same week last year. The Georgia dock price reflects continued strong demand for chicken and retail grocery stores and remains at record levels.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Bulk leg quarter prices were lower for the quarter compared to last year’s second quarter, averaging $0.35 per pound during our second quarter this year compared to $0.0439 per pound last year, for reasons described by Joe. Through March industry export volumes were down [110%] compared to last year and values were lower by 11.7%. The current Urner Barry bulk leg quarter quote is $0.28 per pound, but they are trading lower than that. Prices for jumbo wings were higher during our second fiscal quarter than last year’s second quarter. Jumbo wings average $1.52 per pound, up 40.3% from the average of $1.09 per pound during last year’s second quarter. The current Urner Barry quote for jumbo wings is $1.48 per pound.

Boneless breast prices improved significantly during April but on average were lower than last year second quarter, decreasing 4.4% when compared to the second quarter a year ago. The second quarter’s average Urner Barry price was $1.50 per pound. Today the Urner Barry quoted market for jumbo boneless breast meat is $1.55 per pound. The overall results of these market price changes was a decrease of $0.018 per pound in our average sales price per pound of chicken sold.

We sold 855.3 million pounds of poultry during the second quarter, an increase from the 773.1 million pounds sold during last year’s second fiscal quarter. We processed 864.4 million pounds of dressed poultry during the quarter, up 13.4% from the 762.2 million pounds we processed during last year’s second quarter. We previously projected we would process 827.2 million pounds during the quarter, and higher-than-projected live weights and yields made up the difference from our projections.

We now expect to process approximately 3.4 billion pounds of fresh chicken this fiscal year, an increase of approximately 11.2% compared to 2014. We estimate we will process approximately 875 million pounds in our third fiscal quarter, approximately 888.7 million pounds during our fourth quarter. Both of these estimates could be impacted by weather, bird performance, and other factors, some of which are beyond our control.

Results and margins at our prepared foods division improved during the second quarter, and we expect further improvement during the second half of the year. We sold 42.1 million pounds of processed chicken at our foods division through the first half of this year compared to 33.3 million pounds through the first half of last year. The significant increase in pounds processed and sold reflects demand from a few new customers. The average sales price through the first half of the year increased $0.074 per pound compared to last year.

At this point, I will turn the call over to Mike Cockrell.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Thank you, Lampkin. The 8.5% increase in net sales for the quarter to $716.6 million from $660.7 million last year was the result of the increase in pounds of poultry products sold, offset by the slight decrease in sales price per pound. The 4.6% increase in our cost of sales for the three months ended April 30 as compared to the same three months fiscal 2014 was the result of lower feed cost per pound of poultry processed of $0.039 per pound or 11.8%, offset by an increase in poultry pounds sold of 82.2 million pounds or 10.6% and a 9.4% increase in prepared chicken pounds sold. Feed cost accounted for 47% of our cost of poultry products sold during the quarter, and that compares to 48.8% last year.

The $14.1 million increase in SG&A expenses for the first half of the year reflects increased accruals for advertising, additional trainee cost as we prepare for our growth and startup expenses in Palestine. We also wrote off $432,000 in Fayetteville, North Carolina expenses.

Let me mentioned a couple of things about SG&A expenses for the balance of the year. As many of you know, our SG&A expenses typically increase during our third and fourth fiscal quarters, when we begin accruing for possible bonuses and an ESOP contribution. Under applicable accounting rules we don’t begin accruing for these items until we deem payment of those bonuses or the ESOP probable. We are typically in a position to gauge the probability of payment of these items after we get a better read on grain costs and chicken markets as we move through the summer growing season.

Our employees will earn bonuses under our EPS bonus program if the Company earns at least $7.91 per share and will earn top bonuses if we earn $8.97 per share or more. At the threshold level, this program would cost approximately $1.3 million and if top bonuses are earned it would cost approximately $26 million.

Our managers will also earn a bonus if the Company’s earnings per — operations profit place it in the top third of Agri Stats. At the threshold level the Agri Stats bonus will cost $2.1 million. And if the company finishes in the top 10% of Agri Stats, the program will cost approximately $6.4 million. If earned, approximately 40 of our bonuses get booked to SG&A and approximately 60% is booked to cost of goods sold.

With respect to the ESOP, the Board of Directors typically approves an ESOP contribution of approximately 4% or so of operating income. We will accrue accordingly as we move through the balance of the year. Accruals for these programs, if we deem them probable, will affect the third quarter of more than the fourth, since we will accrue approximately three-quarters of the estimated cost of these programs during the third quarter under catch-up accrual rules.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

In addition to the bonus compensation plan, SG&A during the third and fourth quarters will also include start-up expenses at St. Pauls. As Joe mentioned, we hope to begin construction in June and we already have plant management on the payroll. We expect start-up expenses of $370,000 during the third quarter and $1.3 million during the fourth quarter. Also, if we were to accrue for the full EPS bonus during our third and fourth quarters, and assuming an accrual of our ESOP contribution consistent with previous levels, we estimate SG&A expenses of $48.2 million in Q3 and $37 million in Q4.

We currently have no outstanding draws under the revolver and we have $13.8 million in letters of credit. That gives a $736.2 million available to us as needed. We also paid the fourth of five annual $10 million payments under our $50 million fixed term debt in April, leaving $10 million outstanding under that loan. Our debt-to-cap ratio at the end of the second quarter was 1%, and that’s down from 3.8% at the end of last year second quarter. Our working capital at the end of the second quarter was $374.8 million and our shareholders’ equity was $973 million.

On April 24, the Company entered into a new revolving credit agreement to, among other things, increases the available credit to $750 million. The new facility also provides ample capital expenditure allowances for St. Pauls and another future poultry complex. The facility includes various commitments which management is comfortable with; it remains unsecured and, unless extended, it will expire April 24, 2020.

During our second-quarter we’ve repurchased 700,003 shares of Sanderson Farms common stock at an average price of $78.85 in open market transactions. And those repurchases were pursuant to the stock repurchase plan designed to eliminate dilution caused by the Company’s equity compensation plans. Shortly thereafter, our Board of Directors replenished our authority to continue that plan in the future, and management currently has the authority to repurchase up to another 1 million shares in common stock.

Our effective tax rate for the quarter and for the first six months of the year was [3.46%] and 34.9%, respectively. For the balance of the year we expect a tax rate of approximately 34.9%. We now expect to spend approximately $161.2 million on capital projects during 2015 and have spent $93.1 million through the first half of the year. Of this total, we spent $46.4 million in Palestine and our capital budget also includes $27.5 million from St. Pauls. We intend to use cash flow from operations to fund the balance of our capital budget.

Our depreciation and amortization during the first half of the year totaled $35 million, and we expect approximately $75 million for fiscal 2015.

Maura, that completes our prepared remarks this morning. And we will now open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Farha Aslam at Stephens.

Farha Aslam - Stephens Inc. - Analyst

Joe, you highlighted that you expect production for this year to be up around 6% to 7% and could be up another about 2% to 4% for next year. But yet you sound very, very confident about the market’s ability to absorb that. Could you just give us some color in terms of what is exceeding your expectations in terms of demand that the market is able to absorb that with relatively low impact to pricing?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, we saw good demand in December and January and then again March/April when boneless breasts started moving up after the February slowdown, in the face of more head, about 3% more head and then increased pounds that we estimate was about 3%, probably a total of 6% more volume. And we attribute that to lower gas prices and more jobs and more confidence. And so in the face of about 6% more volume, which we think we’ve had this year, we’ve had pretty good pricing domestically. And we think that’s what we’re going to have for the rest of the year.

And we’ve done that without any improvement in wages or labor participation rate. Neither one of those metrics have improved, really. And if those two metrics began improving, then we are not fearful about another 3% head increase next year. We don’t think we will see the weight gains next year that we saw this year. We think most of that weight gain has happened — it was primarily in the big bird deboning region, that we’ve seen that in Agri Stats. It wasn’t in the other classes; it was in big bird deboning. And we don’t think that can go — it can’t go nearly as much as it happened this year. So we feel okay about it.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Farha Aslam - Stephens Inc. - Analyst

Great. And then in terms of pricing, you expressed confidence about forward pricing. Urner Barry has highlighted that breast meat has recently been a little bit soft. Is there a particular reason? Is that seasonal? How do you expect breast meat pricing to progress from current levels?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, it’s really counter seasonal. It’s not seasonal. We think we’ve had very mild weather. Some companies — there are three or four companies that ran last Saturday and they are going to run again this Saturday, because their weights are too heavy. And they are running birds here at the end of the month of May. People are out of money. They had a big Mother’s Day, they had a big Memorial Day, and they spent their money. And there’s a lot of product hitting the market off of these Saturday runs. And it’s just too much product for this time of the month. Bonus is probably going to go down some more this week and then we think it will stabilize next week. But it’s just the timing of the month, people out of money and too much volume hitting the market at that time.

Farha Aslam - Stephens Inc. - Analyst

So it’s short-term in nature, the weakness?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

That’s what we believe, yes.

Farha Aslam - Stephens Inc. - Analyst

Great. And then just a final question — on leg quarter pricing, do you anticipate the increased supply of dark meat in the US to impact total bird pricing and breast meat pricing in particular?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

More likely to show up in grocery stores. It’s more likely to show up as $0.29, $0.39, $0.49 features in the grocery store and take a little bit away from whatever other sales you might make in the grocery store. I don’t think it will affect food service at all. I think it will cannibalize some sales in grocery and it might steal from pork and it might steal from chicken sales in the grocery store, more than anything.

Farha Aslam - Stephens Inc. - Analyst

Great. Thank you very much.

Operator

Ken Goldman at JPMorgan.

Ken Goldman - JPMorgan - Analyst

You have had a good call on corn. You have been short the market, and that’s the way it is gone. Is it still your view that corn will go lower from here? We are seeing some mixed forecasts out there on our end.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, these are — yes, we think it will go a bit lower. But these are good values right now, anywhere from $3.55 to $3.45 are good values. And I think those — I don’t want to be hardheaded like corn farmers were and keep it in the bin. I think these are good values and probably you should be owning a little bit at these levels. I don’t think you would book it all, but I think these are pretty good levels and very attractive levels. And I think soy at around $3.00, $2.95 to $3.05, I think those are attractive levels. I don’t think you would buy a year’s worth, but I think $2.95 to $3.05, you might want to own some of that.

Ken Goldman - JPMorgan - Analyst

So for an outsider modeling the Company, which is always hard to do, is it reasonable to assume that Sanderson Farms is a little bit more locked in than it usually has been the last year or two on these commodities?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, I wouldn’t say you were locked in. I think you would say we were paying more attention and we own some basis, and we are paying attention to the board on a daily basis. And dips like you might’ve seen yesterday and the day before, that you might take some ownership for a week or two or three.

Ken Goldman - JPMorgan - Analyst

One more question, if I can — you have made the decision not to sell to the gray markets to get into China. Some of your competitors seem to have made a different choice.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

That’s correct.

Ken Goldman - JPMorgan - Analyst

Okay. Are you sticking with your plan? Are you still seeing the benefits from playing by the book a little bit? And I’m not trying to be sarcastic there; I’m just kind of curious just how you are looking at it because others are taking quite a different approach.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

There’s no benefit yet. Some of the people — there are still some people going into Hong Kong, we understand, and using the gray market. We have chosen not to do that, and it’s a long-term decision for us. We don’t think the risk is worth it, the chance that we might be turned out of China for the long haul for an extended period of time — we are large player in China. We have a premium brand. We always have gotten a premium price for our product, above the market. We are well-known there and we are willing to — we have been out of that market for like four months and we are willing to be patient.

Ken Goldman - JPMorgan - Analyst

Thank you, Joe.

Operator

Kenneth Zaslow with BMO Capital Markets.

Kenneth Zaslow - BMO Capital Markets - Analyst

A couple questions — one is your gross margins sequentially declined about 170 to 180 basis points. Was that in line with your expectations? And would you expect to see a rebound sequentially in your gross margins? So sequentially since last quarter, I think that the drop in your gross margins sequentially were a low bit more than I would have thought. I get the seasonality but I thought things may have been a little bit stronger. I didn’t know if this was the typical seasonality of how your gross margins sequentially contracted.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes. You know, Ken, I think the miss was primarily on the revenue side. And I know you guys try to do a realized price model where you look at the markets and guess what we sold our pounds for. And particularly on dark meat that might have been a little bit of a surprise just because, as Lampkin mentioned in his prepared remarks, the market right now is $0.28, but we are selling prices for, in some cases, significantly below that. And that was true throughout the quarter.

So I guess, to respond to your question, did it surprise us — maybe a little bit. And from that perspective, we would not have guessed that. But going forward, I don’t know. Like we always say, we don’t know where the market is going to be. So I can’t try to guess what the gross margins might be next quarter.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. But usually seasonally it improves from these levels. Is that a fair —?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Absolutely, that’s correct.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. What do you think is the weight ceiling? When you say that you don’t think weights are going to go any further, higher than where they are for next year, how do you — what is the weight ceiling and how do you get there?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

There are one or two plants, complexes running around a 10-pound bird. We are not, but we are going to experiment. But our other plants, because of marketing considerations, cannot do that because of customers they service. And you don’t see — like I said, we have plants that ran last weekend — not Sanderson but in the industry — and plants that are running this weekend because the weights are too big. And it’s mainly markets and plant capacities that have to do with chilling, and there are just weight considerations and marketing considerations.

We think there was a big move this year; it began last fall. And then we don’t think there’s going to be — we don’t think there will be anything like that next year. All of this move was in the big bird deboning region, too. It wasn’t in tray pack; it was all in big bird deboning. And we just don’t believe that’s going to happen next year at all.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. And the other question I have is, can you — you talk about processing capacity limit, limiting, being limited. How do you, again, assess that there is a limitation? Where along the chain is it limited?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We think it’s primarily in the processing plants and it’s a guess. And it goes back to a calculation that began in 2008 with the closure of some plants in 2008. And if you all will go back and remember what — there were five plants closed in 2008, and two of those plants were reopened. That leaves three plants closed. And then there were — how many plants closed in 2011?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Two more.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Two more.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Two more plants closed in 2011, and then there was, we believe, some rationalization of some capacity in addition to that. And then we’ve opened two plants since then. And so, if you look at the 19-state egg sets, in 2007 there was 220 million eggs. It’s running now about 210 million. We think that may can get up to 215 million, 216 million. And we think that matches up with probably hatchery and processing capacity, and that will be another 2% to 3% on top of where we are right now.

Now, that’s just a guess. But that kind of — now, that is going to — if our calculations are right based pullet placements and what we think is going to Mexico and what we think, we are going to have more hens than that by the fall. But we think there are going to be more hens and more egg production capacity than there is process capacity by the fall. So we think people might have over ordered because they have been so short. But that’s what we think egg set translated into process capacity is, is about 215 million, 216 million egg set capacity.

Kenneth Zaslow - BMO Capital Markets - Analyst

Okay. If you were wrong in 2016 on production side, what would you be wrong on, and would it be more conservative or more aggressive?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, it would be that they could process eggs from 218 million or 220 million eggs instead of the 215 million, 216 million because the pullet placements and the resulting layer flock would indicate way more than 215 million, 216 million.

Kenneth Zaslow - BMO Capital Markets - Analyst

Great, thank you very much.

Operator

Adam Samuelson at Goldman Sachs.

Adam Samuelson - Goldman Sachs - Analyst

So maybe a question on the export markets. I know you just alluded with Ken that actual export pricing is a lot lower than the Urner Barry quote for leg quarters. Wondering if you could talk about how that has trended through March, April, May, if you’ve seen demand from places like Angola, where there aren’t trade bans, actually get better or if you have seen the base of demand in the export market it worse. And along a similar line, how far would we be from thinking about rendering leg quarters?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, the demand has not improved. At these prices, when you get into the high teens/low 20s you think you should create some more demand, maybe open up a market that has not opened up, at those prices. But we have not seen that yet; we’ve seen continued pressure to get products into these countries and the price continue to drop.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

The low end of — if you look at an FOB price, the low end of what we’ve booked in May is $0.09 or $0.10 a pound away from a rendered value. There’s still $0.09 or $0.10 a pound before you would even consider that, in our situation.

Adam Samuelson - Goldman Sachs - Analyst

Okay. No, that’s helpful. And along the lines that you might see some of this find its way into the grocery store as specials, how are you thinking about the trajectory at the Georgia dock price over the next three to six months and that has basically gone nowhere but up, flat or up, for the last year and a half? Do you think there is a seasonal decline actually to come in Georgia dock or not?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I feel okay about the Georgia dock through Labor Day. That doesn’t mean it may not come down a quarter or half after July 4, but it’s not going to come down a lot, I don’t believe. I think we are — Lampkin, do you have any different feeling about that?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

No, no; I agree.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I think we are going to be all right through Labor Day, generally speaking. Then I think you will see the seasonal decline after Labor Day.

Adam Samuelson - Goldman Sachs - Analyst

Okay, that’s helpful. And then maybe along — a final question from me, thinking about the cadence of supply growth this year and that 6%-ish, 6% or so range, which quarter do you think is actually going to mark the peak for supply growth out of the domestic market?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I think fourth quarter — I think this quarter, the summer quarter, if we get normal heat, which is a question mark, because of the weather pattern they are projecting, but if you do you will see these weights come down. June, July, August, September the weights will come off. I know normally our weights will come off significantly in our big bird plants, and I would imagine the industry weights will come down if we get the heat, and there will be less — there will be fewer pounds of chicken on the market. But in the fourth quarter, when you get October, November, December, you get ideal weather and ideal — you will see the 3% more chickens and you will see the 3% more weight. And if we are making any kind of margin, they are going to run chickens and they will try to run them Thanksgiving morning and let them go home for — you know. We will have our normal seasonal cut back, but I think fourth quarter will be your biggest volume.

Adam Samuelson - Goldman Sachs - Analyst

Okay, that’s very helpful. I’ll pass it along, thanks.

Operator

Brett Hundley at BB&T Capital Markets.

Brett Hundley - BB&T Capital Markets - Analyst

Joe, that was helpful, your going through the processing plant constraints and how you think about it. And I wanted to ask a follow-up to that because I think it’s important to talk about constraints from an operating capacity standpoint as opposed to what we see in the pullet numbers, etc., because it really could be anyone’s

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

guess. When we talk about age reduction and what’s going to Mexico it becomes harder. So if we think about processing capacity constraints, and everyone talks to this 3% number, when you go through what has happened since 2008, are you accounting for some of the expansion announcements that we have seen? Aside from just plant builds, I think we, ourselves, are seeing probably five to 10 expansion announcements. Do you account for that in your expectation of processing capacity constraints?

And also what type of value do you put on plants running an extra shift or something like that? Because historically, when I have brought this up to industry people and I say, well, what if you run Saturdays or you add an extra shift here? They say, oh, well, our attendance on Monday is horrible. Yet, in the scenario that you just talked about with running some Saturdays to control weights, it doesn’t seem like volume is getting hit all that much, given that the market has been a little bit softer than you’d like recently. So, anyway, I hope all that makes sense. But I just wanted to get your thoughts on that.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

You bet. Well, to your first point, we don’t know — I think all the expansions generally, with the exception of one or two, are in place. There have been a — I think, did Wayne make an announcement? Wayne Poultry has made an announcement. I don’t think that expansion maybe is in place. And then maybe one more in Alabama that’s a small expansion that may not be in place. But I think all the others are in place.

But, Brett, I’m guessing. We are guessing. 215 million, 216 million is what we think. We don’t know that. But whatever it is, it is. But that’s what we are estimating. As — what was —

Lampkin Butts - Sanderson Farms, Inc. - President and COO

One thing Brett mentioned was the Saturday runs —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Saturday, yes. There’s no — you can run an occasional Saturday, but you got to run them out of the birds you have. We run a Saturday from time to time, like before Memorial Day, because of demand. We can’t short — if we have extraordinary orders, which we have from time to time, we run them out of the birds we have. If our birds are too big, we have to run and take some age off of the chicken. But our hatcheries — and most people are like this — our hatcheries match up with our plants.

We can’t, we don’t have — and our hens matchup with our hatcheries. You can’t plan on running a Saturday run every Saturday. Your employees — most plants — your employees are not going to work every Saturday. That’s not there. You can — the way to expand is to either convert lines, to add a line in a plant or convert a line from — we are all 70-bird-a-minute lines. Nobody else does that in the industry. We are the slowest lines in the industry. But convert a 90-bird-a-minute line to 140-bird-a-minute line — is that doable anymore? Can they do that?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

140, yes.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Is that legal?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Yes.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes, you can convert a 90-bird-a-minute line to a 140-bird-a-minute line. And a lot of that has been done in the last 10 years. And they were looking forward to converting 140s to 175s. But that was pulled back. The USDA did not approve that. So I know a lot of people in the industry were looking forward to doing that.

But it’s conversion of lines, adding two lines, adding a new line. But you can’t do Saturday on a regular basis.

Brett Hundley - BB&T Capital Markets - Analyst

Okay.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

That’s not a —

Lampkin Butts - Sanderson Farms, Inc. - President and COO

You can’t — nobody can add a shift because everybody is already running two shifts. And you have to have one clean-up shift within every 24 hours.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

There may be some expansions out there that have not been completed. You say eight to 10; I know of the Wayne plant. It’s the one that they bought from Perdue. Cook may have one there that hasn’t been completed, the other one in Alabama. Those are the only two that I know about that hadn’t been completed.

Brett Hundley - BB&T Capital Markets - Analyst

Well, no. And you are right; when I was referring to that I was referring to the majority of those were probably announcements that reached back probably a year, year and a half. And it was more my curiosity of if you guys had an awareness of those as you were thinking about —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Oh, yes. Yes.

Brett Hundley - BB&T Capital Markets - Analyst

— capacity constraints. Okay. No, that’s good color; I appreciate that. And then, Joe, also — this is more like a longer-term question. When you think about dark meat values and in particular over the short-term how they’ve come down and the different ways that we are deboning those quarters and using that meat domestically, do you guys think about the potential for dark meat values and white meat values to almost — reverse is probably too strong of a word, but kind of gravitate towards each other over time as the US uses more dark meat domestically?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We’ve seen them pretty close in the past, boneless thigh meat versus when white meat is under pressure and gets down to $1.25, and we have seen — but right now what is getting ready to happen, if people start deboning more dark meat and when we get past Labor Day, when the demand for white meat — you are probably going to see pressure on dark meat and white meat past Labor Day. I have been reading about where people are — because of pressure on the export markets they are going to debone more and more dark meat and sell it in the US. That’s going to put more pounds of meat, first in the US, which — I don’t know what kind of answer that is. And then, secondarily, it’s going to compete with white meat. And it’s going to compete at grocery stores.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

We need the export market. At the end of the day we need, the industry needs that export market. And if you put a high proportion of these leg quarters in the form of whole legs or in the form of boneless dark meat back in the domestic market, and it’s going to do what it has done in the past, in 2006 and in 2008. And it will depress the domestic market, and you just have to look to history to see. And it doesn’t matter what form it is in, either, by the way.

Brett Hundley - BB&T Capital Markets - Analyst

Okay. And then my last question is on the evolution of bird flu here. And one of the things that we have become concerned about is, obviously, this fall for migratory birds to bring the flu back into parts of the southern US. We worry about Texas, we worry about Mexico. And one of the things that we’ve heard in recent weeks is the industry discussion over vaccination. And I don’t know if you have the stance that you would like to expound upon, on that.

But one of the things I would be curious about — Mike, you might have an answer — is just if the industry does move to vaccination and if the industry does need to step up biosecurity in any way, do you guys have an estimate for — is there an increased cost that we should think about in fiscal 2016, anything associated with that?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, we don’t intend to vaccinate, I can tell you that. The danger about vaccination — well, if we vaccinate anything, it would be our breeders. We would never vaccinate the broilers. We would have a contingency plan to vaccinate breeders if there were a huge outbreak, which we would not anticipate. Broiler flocks are not immune to exposure from any kind of vector. It could happen within employee going into a flock. Broiler farms could be exposed, and you could have an area where you would have multiple farms with an outbreak. But a wide outbreak of avian influenza among the broiler flocks would be extraordinary to me. But should that occur, I think you would have a contingency plan to vaccinate breeders, probably not broilers. And the cost would be minimal.

Brett Hundley - BB&T Capital Markets - Analyst

Okay, I appreciate those thoughts.

Operator

Michael Piken at Cleveland Research.

Michael Piken - Cleveland Research Company - Analyst

Just a couple of questions — number one, I just was wondering if you could walk us through how your employee comp structure would work, assuming we go out to 2016. Let’s say that we end up exceeding the higher end of the threshold. How is that going to get reset by the Board for 2016? And how should we be thinking about those types of things, both from the ESOP and from a management bonus perspective?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes, good question. Our earnings per share bonus is always set based on the 20% return on equity. You may recall last year’s bonus target had a six in front of it. This year it’s close to $9. And the reason for that, obviously, is our equity grew significantly last year and it is growing significantly this year. So at the end of fiscal 2015, in December, management gets 2015 in the books and then we will compute — this is just straight math. You compute what a 20% return on average equity would be for the year, using a little bit of algebra, get that number. And we would take it to our Board in January and asked them to approve it. I wouldn’t anticipate the Board would change their historical philosophy about that and hold us to a 20% return on equity and reset the number for 2016. And it will be higher than $9 a share, obviously, because our average equity is going to be significantly higher.

The Agri Stats portion has been set the same for many years. Our target is to be in the top 10% of Agri Stats. But we earn a bonus if we are in the top 30%. It’s a much lower bonus or a third of the bonus if you are in the top 30%, two-thirds if you are in the top 20%. And then you earn top bonuses if you finish in the top 10%.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Michael Piken - Cleveland Research Company - Analyst

Great. And when you say top 10% and top 30%, is that on a plant-by-plant basis or is that for like within the big bird deboning and within retail and tray pack? Or how do you view this top 10% or top 30%?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes. All participants in that plan, which is top management and it goes down to the top managers at the plant level as well, as for Joe and Lampkin and I and the people in the general office it is a companywide number. We do separate out big bird and retail for the plant managers and the division managers at the plant. For example, we put all of our retail plants together. And if those plants finish in the top 10% of all retail plants in the industry, those managers get a bonus. Lampkin, Joe, and I don’t, because ours is tied strictly to overall Company performance. But the Agri Stats bonus, as you heard in my numbers, are very small portion of that total bonus.

I didn’t answer your question about the ESOP. The ESOP is always a 4% to 4.2% of operating margin. And again, that’s just math. It was a lower than that last year. We capped it at $15 million. These numbers I threw out today that I hope everybody will find in the transcript when you are doing their models — that’s based on the $15 million number as well.

Michael Piken - Cleveland Research Company - Analyst

Terrific. And then one longer-term question, just in terms of thinking about with all the expansions coming on the big bird deboning side and people adding weights, how do you see the profitability of big bird deboning versus retail tray pack or your small bird as we look out over the next couple of years? Will big bird still be, in your estimation, the most profitable segment of the business demand?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It has been for 20 years. And we are building — we have built one and getting ready to build another one. So obviously, we think it’s going to continue to be. I will say that tray pack has performed admirably for us and we are very pleased with our tray pack operations. They have done a great job. And I guess through March, November through March, tray pack has actually — where am I?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

On the bottom.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

On the bottom.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Three out of four.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Three out of the last four months it’s been better.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Tray pack has beat big bird deboning, and we are very pleased with our tray pack operations.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Mike, you have seen the chart that we include in our investor material. And as Lampkin always says, you can take that chart back 20 years and big bird deboning over the cycle certainly has been the most profitable market segment. I remember some saying in 2007 that that market had hit its peak and could never performed well again. And it just continues to. It’s a good market.

Michael Piken - Cleveland Research Company - Analyst

All right, terrific. Thanks a lot, guys.

Operator

Andrew Hendel with Beach Point Capital.

Andrew Hendel - Beach Point Capital Management - Analyst

Congratulations on the record-high production. Why was the average sale price of poultry products sold up 1.3% compared to Georgia dock whole bird prices, which were up 8.1%? Was it because of the weight gains and big bird deboning, an increase in supply?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Yes. You know, good question, Andrew. You have to recall that we sell 45% of our pounds based on the Georgia Dock. 55% of our pounds are sold off of Urner Barry prices, roughly, out of the big bird deboning plant. So there’s never going to be a very good correlation in realized prices per pound versus the Georgia dock because you’ve got to throw that Urner Barry and the 55% of our pounds that gets sold off of that market. And, as we’ve said at the beginning of the call, I watched the analyst and look at their numbers. And I know most everybody missed a little bit on revenue this quarter — not everybody, but most everybody did. And I honestly believe it was just because our realized price versus the market was lower than it has been historically, primarily because of dark meat. We sell 12 million pounds of leg quarters a week. It’s more than 40% of that big bird, and realized prices versus Urner Barry for dark meat was — I hadn’t looked at it, but it’s probably as low as it has ever been, the realized price versus the quoted dark meat price.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Okay, yes, yes, yes, probably.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

That was the big miss.

Andrew Hendel - Beach Point Capital Management - Analyst

Got it, thanks. That’s very helpful. And I noticed yesterday that the US Chief Veterinary Officer, John Clifford, said that avian influenza epidemic will end in July. Is that consistent with your expectations?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, no. I didn’t read what he said. But what he’s probably talking about is with high temperatures that virus disappears, normally. But that will not be the — I assume that’s what he was talking about.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

That’s what he said. He said, because of heat.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Yes.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

He’s hopeful.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

But that virus is still resides in the wild, in the waterfowl. And it may mutate, which is — it probably will, in some. But I would not say that it is over and done and gone. It’s very likely to turn up and show up when the migration begins — not immediately but maybe in November, December, January, February. At some point it will show up again, I believe.

Andrew Hendel - Beach Point Capital Management - Analyst

Great, thank you.

Operator

Akshay Jagdale with KeyBanc.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

So just on avian influenza, can you — what is the risk, in your opinion? Or how are you thinking about the risk, when the birds start to migrate again, and its potential impact on the chicken industry?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Akshay, we do not discount the risk of exposure and outbreak. We will be very diligent about that and very strict in our biosecurity. And we think that could happen, that a farm or a group of farms that are close by one another, whether it’s us or another integrator, could experience an infection and an outbreak. It could happen. But the biggest risk, we believe, is market risk. And that is because of outbreaks like have already been experienced or because of vaccination, which could occur, that we lose markets and that because we lose markets, that dark meat piles up back in the United States and markets deteriorate because of it. I think market risk is a bigger risk than infection and outbreak.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

And is the jury still out on how this is being transferred, the disease? There was some article saying it could be airborne. Most of them are saying it’s coming from the droppings and those somehow being transferred. But what are we — you guys look at that more closely than we do, obviously. So what is your conclusion as to — is there a conclusion, and what is it? How is the disease being spread?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, there has never been any evidence that it was ever airborne, that it was ever transmitted airborne. So I don’t — I’ll never say it couldn’t be, but it never has been. My guess is it’s being transmitted like it always has been and that they have not figured it out yet. And these people do not have experience with biosecurity, and they don’t know what it means. And there’s a learning curve there, and they are on the first step. They have never had any experience with this. And so, I think we’ve got a long way to go in the Midwest, dealing with biosecurity.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. And just going back to some numbers on the production side — first of all, thank you, as always, increasing the disclosure on the SG&A side; that was very helpful. But one of the things that you do that makes our life a lot easier is you give us these quarterly pound, how many pounds you are going to sell of produced numbers. And over the last year or so you have always — if anything, you have been overshooting them. Can you help me understand that? Is it just the weather that you are miscalculating when you produce 3% more pounds because of higher weight? Or how should I be thinking of that?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We had a little bit higher weights in the first quarter than we anticipated. But in the second quarter it was primarily because of our yields in the plants. They were extraordinary.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. So when you give us these — for the remainder of the year, are you now assuming the yields that you produced this quarter, or is it more of an average number and not extraordinary? So in other words, could it be better than what you are saying again?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Well, it could be a little bit better.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

It could be. And for the third quarter number that Lampkin gave, we took live weights down a little bit because we always experience lower live weights in July, Akshay, when it gets really hot in Mississippi. And we could be wrong on that. I appreciate the frustration that we missed the number this quarter, but our yields were just extraordinary. We took them up a little bit in the numbers that we quoted and we hope we get closer. My fault.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

No, no. And I’m not frustrated. You guys did a great job with —

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

We always congratulate them when they beat our yield estimation though.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay. And just so — you mentioned your guess on production of plus 6%. Was that through May or through April? I’m guessing that was based on average —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

That was through April.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Akshay Jagdale - KeyBanc Capital Markets - Analyst

April? So if the industry is up 6% and at least one of the top two guys is flat, does that mean the rest of the industry is producing 7% to 8% more pounds, what does that tell you about discipline in the industry? That’s always a question you get and I know it’s hard to judge. But —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Actually, we are using USDA figures and we are using their monthly figures plus some Agri Stat figures. We don’t have the April USDA, do we?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Yes.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We do?

Akshay Jagdale - KeyBanc Capital Markets - Analyst

The USDA, year to date, I think, is up 4.5%, if I’m not wrong. But that’s without any adjustments.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Is that pounds and heads (multiple speakers)?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes, they on the right.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Anyway, the point I’m really making is —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It depends on if you add with Agri Stats, [doesn’t it]? Agri Stats is more than that.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

The point I’m really — I’m just trying to get your view on this question that we get all the time, which is: is the industry more or less disciplined, if I may?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, no, no. I know better than that. You know better than that, too.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Yes. So —

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

The industry is trying to get back to that maximum full production that we (multiple speakers) through last year but you to the pullet restriction.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Right. And then the discussion on how much capacity is there in the industry is obviously a healthy one. But everybody keeps increasing their production numbers for the last six months. So it seems like, so far, we haven’t breached any capacity hurdles.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, no. We have not.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Not at 210 million, no. Not at 210 million eggs a week.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

And then on demand, I hear you. Things are pretty strong, but inventories are starting to build on boneless skinless breasts, too.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

We don’t feel — we are okay with the boneless right now. We think that build occurred primarily in December and January.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

It came down a little this past (multiple speakers).

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It came down the last month. That was some further processors, we think, that were putting stuff in the freezer to avoid the higher prices. The main build in the freezer is dark meat, and that is concerning. And it tells you what’s going on.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Right. So you mentioned retailers haven’t passed on the lower pork prices on to consumers. What is happening there, in your opinion? Why — is it just — what’s the logic behind that? And if that does change — one would assume that that would change — what do you think that would due to the Georgia dock price?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I think they are just making more money and they are sheltered by the high price of beef. And they are just making more margin on pork. I think, as long as beef prices are high and until all the grocers change at same time I don’t — you are going to have to have multiple groceries start running pork or running lower prices that makes the one next door to it lower their price. But they hadn’t done it yet.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Akshay Jagdale - KeyBanc Capital Markets - Analyst

But if that does happen, you think it will impact the Georgia dock? Right? That’s what it will impact?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Not right away, I don’t think so. I’ve always said they are going to eat some pork, some beef, and some chicken. We hadn’t seen any effect yet. I don’t — more likely we will see more of that effect in the fall.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

And just one last one on avian flu again — so you mentioned this. But I would love for you to give us a little bit more color. The reason why the poultry or the chicken industry hasn’t been as impacted as, let’s say, table legs is why, again? Could you just — is it better biosecurity mainly?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I think primarily it’s geography. I think the primary reason is geography. I think, if you will think where the ducks spend most of the time, ducks and waterfowl, is not where the chickens are. So geography is our primary defense. And then secondarily I think is biosecurity. And you think about another thing. I don’t know anything about — all these outbreaks have occurred in the Midwest. And there are no chickens in the Midwest. It’s turkeys and Leghorns. And there are no broilers up there. The amount of traffic on a broiler farm is minimal. You may have one or two people going into a broiler farm to go to work. And on a broiler farm you don’t have a lot of ducks and geese landing out in the pasture around a broiler farm like you might have around a turkey farm or around — you know, it’s just a different animal.

Primarily, we are protected by geography and, secondarily, by the amount of traffic and, thirdly, by our biosecurity. Almost every chicken farm is going to have a foot bath going into the chicken house. And I don’t think any of those other farms ever had a foot bath. So I think those are the three differences, geography being the main one.

Akshay Jagdale - KeyBanc Capital Markets - Analyst

Okay, thank you.

Operator

Francesco Pellegrino with Sidoti & Company.

Francesco Pellegrino - Sidoti & Company - Analyst

Just wanted to follow-up on some of Ken and Brett’s questions regarding the ceiling for processing capacity limitations in the future. So it appears as if different parts of the supply chain are expanding quicker than other parts of the supply chain, and just not everyone is being on the same page when it comes to, I guess, even expansion. Could this lead to industry consolidation further upstream?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Like what do you mean, upstream?

Francesco Pellegrino - Sidoti & Company - Analyst

So at like the breeder and hatcher level. It seems like you are going to have a lot of supply at that part of the supply chain but you are not going to have enough processing capacity later on.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

The breeder level is already consolidated. There’s not but two out there, really — three, I guess. They are consolidated already.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay, so it’s just a consolidated part of the industry just taking bigger and bigger bets on expanding quicker than the processing facilities is what you are saying?

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

The pullet numbers — we all on our own pullets and breeders already. The pullet numbers that you see increasing are not — a little bit of those numbers are the upstream —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Primary.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

— Primary breeders, but they are only two of those. Most of those pullet numbers are already consolidated into the broiler industry. They are our pullets and other companies’ pullets. We own our own breeder stock.

Francesco Pellegrino - Sidoti & Company - Analyst

Right, and I know you’ve said, Mike, Sanderson Farms, at least, has done a better job of aligning the different parts of the supply chain within the Company. I was just wondering if maybe there would be opportunities outside Sanderson Farms for some sort of consolidation. But it seems as if that might not be the case.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Yes. I don’t think so, no.

Joe Sanderson - Sanderson Farms, Inc. — Chairman and CEO

No.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay, okay. And I just wanted to follow-up with some SG&A expenses. So it seems as if, year over year for the second half, looking at 2015, the numbers that you gave us, Mike — I think you said $48 million in SG&A for the third quarter and $37 million for the fourth quarter.

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Right.

Francesco Pellegrino - Sidoti & Company - Analyst

That would make the second half of 2015 relatively flat with the second half of 2014. I know Joe was saying that avian influenza, just precautionary expenses, wasn’t going to be that significant. We are talking foot baths, it sounds like. Relatively speaking, it sounds as if the bonus threshold is a lot higher but the bonus amount that’s going to accrue to SG&A is going to be higher as well. Why is SG&A really just staying flat? Is it just a better job of monitoring operating expenses? Or is it that marketing expense in the second half coming down significantly?

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Mike Cockrell - Sanderson Farms, Inc. - Treasurer and CFO

Two things — one, marketing expense. And then last year, in 2014, we had the very end of the — or we had more startup expenses at Palestine then we will have at St. Pauls this summer. Those are the two offsets against the bonus in the ESOP accrual.

Francesco Pellegrino - Sidoti & Company - Analyst

Okay, okay. And just a last question, sticking on the avian influenza — some industry experts have said that avian influenza is going to be the new norm. Obviously, a lot of are going to say when the birds start migrating down south again, this has a potential to pop up. But for the next couple of years, avian influenza will be an ongoing theme, obviously, to a lesser extent. Internally, what is Sanderson Farms thinking about dealing with avian influenza over the long-term and in 2015?

Lampkin Butts - Sanderson Farms, Inc. - President and COO

Joe has already said that we think the main risk is a market risk, you know. There’s not a lot we can do, frankly, Francesco. We’ve already got, we think, state-of-the-art biosecurity measures. And we make sure that we emphasize to our growers how important that is. We can’t stop the waterfowl from migrating, and we’re not going to be able to eliminate that virus in that wild bird population. You just deal with it. It certainly doesn’t have an operational challenge, I don’t think.

Francesco Pellegrino - Sidoti & Company - Analyst

Yes, I hear everything you are saying. But when you say state-of-the-art biosecurity measures and I hear foot baths, there’s not a lot of technological advancements that come along with foot baths. I was just wondering if there were going to see any more significant expenses going forward that would —

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No.

Lampkin Butts - Sanderson Farms, Inc. - President and COO

We are not aware of anything.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, there’s no technology. You really go through one, two, three phases. And you start washing down trucks as they move from feed mill to farm and farm to feed mill and from live haul to plant and farm to farm, and it’s not a big expense. It’s mainly sanitation and limiting traffic from farm to farm. And it gets a little more tedious, but it’s not high tech.

Francesco Pellegrino - Sidoti & Company - Analyst

It sounds like a lot of labor expenses.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

It is.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Francesco Pellegrino - Sidoti & Company - Analyst

All right, all right. That’s it for me, then, guys. Thanks again.

Operator

Jeremy Scott with CLSA.

Jeremy Scott - CLSA Americas, LLC - Analyst

Just wanted to touch on the antibiotics issue. I don’t think that’s going away anytime soon. Can you put some numbers around that? What is the difference in mortality rates? How much more feed per flock? What’s the impact on productivity? Just trying to get an idea of the incremental cost per produced pound, if you have any high-level numbers on that.

And then just from a competitive standpoint, are you worried that this is going to put you at a disadvantage, if we draw the parallels to the gestation crate issue, I think it was McDonald’s that made that announcement back in 2012, and that kicked off a waterfall of announcements from restaurants and grocers and even distributors. Obviously, if this is what consumers want I don’t think science is going to get in the way. So can you just comment on that?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

Sure. Well, our first deal is — let me go to mortality first and animal welfare. The big deal, the disease and condition you are primarily dealing with is necrotic enteritis. And we use three antibiotics to deal with that, generally. And there’s no option for this and there’s nothing coming down the pike. We’ve had two major drug companies in and visited with them, and there are no options for this particular disease.

What happens is, when the birds get necrotic enteritis, they exhibit morbidity, lethargy, and death. And it can happen at any age. And so we treat them with these antibiotics, none of which are terribly important in human medicine. Bacitracin is one, and it’s the primary medicine. You may have heard of it; it’s normally an ointment that may be used on your skin. And if it were removed from human use, it would have very insignificant impact.

But it kills chickens. It will kill them. And the mortality rate that we experience is much lower than the industry as a whole, historically. But if you don’t use these antibiotics, mortality can grow 2% or 3% or 4% or 5% higher than what we experience, to as much as 20% higher than what we experience. And we see that in Agri Stats. And we hear of it from other companies.

So — and I don’t know; people make a big deal when they say they are going antibiotic-free, that they are going to take care of the chickens. And they try to say they are going to do it with animal welfare in mind. But the fact of the matter is a lot more chickens die because they don’t get the antibiotics. And it’s instructive also that they are not talking about cows and hogs. Now, why aren’t they doing that? Why is it the chicken and not the cow and the hog? I’ll tell you why. It’s because they can’t grow them without antibiotics, because it’s easier to see a chicken die, it doesn’t cost as much as it does at cow and a hog. But the same principle applies, the same principle about antibiotic resistance applies. So somebody has got to unravel that for me. That doesn’t work for me. But the mortality is a consideration.

And we are not — we think there’s plenty of market out there for our chicken. We studied this. We’ve talked to customers, we talked to a lot of people. The cost — we had not looked at the cost. This is not cost for us. It’s a matter of principle; it’s not cost.

Jeremy Scott - CLSA Americas, LLC - Analyst

Okay. Do you worry, though, that there is going to be a series of announcements after this initial Tyson-McDonald’s, to the point where you are trying to expand in the Northeast and the West, and obviously there’s a concentration of concepts that cater to this?

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

No, I am not worried about that. This product is going to cost a lot more money. And I don’t think that — I think it’s a niche market. And McDonald’s is not going to buy antibiotic-free. They are going to buy antibiotic-free that’s important to human medicine. That’s not antibiotic-free. So they are dancing. And their hamburgers are not going to be antibiotic-free. Now why is that? Why are they just going to use their chicken? What about their hamburgers? Somebody’s going to answer that question at some point. So I’m not really worried about it.

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MAY 28, 2015 / 03:00PM GMT, SAFM - Q2 2015 Sanderson Farms Inc Earnings Call

Jeremy Scott - CLSA Americas, LLC - Analyst

Okay, thank you.

Operator

That concludes our question and answer session. Mr. Sanderson, I would like to turn the call back over to you for any additional or closing remarks.

Joe Sanderson - Sanderson Farms, Inc. - Chairman and CEO

I thank you all for spending time with us this morning, and we look forward to reporting our results to you throughout the year. Have a good day.

Operator

Ladies and gentlemen, that concludes today’s call. Once again, we thank everyone for joining us.

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